Exhibit 99.1
DOMINION RESOURCES BLACK WARRIOR TRUST
Press Release
Dominion Resources Black Warrior Trust
Announces 3rd Quarter Cash Distribution
     DALLAS, TEXAS, August 19, 2008—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.972063 per unit. The distribution will be payable September 8, 2008 to unitholders of record on August 29, 2008, according to the Trustee, U.S. Trust.
     This distribution represents the quarterly royalty payment from HighMount Black Warrior Basin, LLC (“HBWB”) reflecting production from April 1, 2008 to June 30, 2008. HBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 762 million cubic feet (“MMcf”) during this period compared to 764 MMcf in the previous quarter. Prices for this quarter to the trust averaged $11.02 per mcf compared to $8.26 per mcf for the previous quarter.
     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by HBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. In 2007, the underlying properties were acquired by HBWB, an indirect subsidiary of Loews Corporation. The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.
     For more information on Dominion Resources Black Warrior Trust, including current financial reports, please visit our website at http://www.dom-dominionblackwarriortrust.com/.
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Contact:
Ron E. Hooper, Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll-free — 800.365.6548